SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 Osteotech, Inc.
                (Name of Registrant as Specified In Its Charter)

                             KEVIN T. COLLINS, ESQ.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X| No Fee required

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________

|_| Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration Statement No. ____________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

                              [OSTEOTECH INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

     The annual meeting of stockholders (the "Annual Meeting") of Osteotech, Inc., a Delaware corporation ("Osteotech" or the "Company") will be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 on Thursday, June 4, 1998 at 9:00 A.M. local time, for the following purposes:

     1.   To elect six directors (Proposal No. 1);

     2. To approve an amendment to the Company's 1991 Stock Option Plan, as amended (the "Plan") to increase the number of shares of Common Stock reserved for issuance under the Plan by 818,624 shares to 2,813,765 shares (Proposal No. 2);

     3. To approve an amendment to the Plan to conform the Plan to the current provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (Proposal No. 3);

     4. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998 (Proposal No. 4); and

     5. To transact such other business as may properly come before the Annual Meeting.

     Only stockholders of record of the Company at the close of business on April 24, 1998 are entitled to notice of and to vote at the Annual Meeting.

     Osteotech hopes that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                            By Order of the Board of Directors,



                                            MICHAEL J. JEFFRIES
                                            Secretary

Eatontown, New Jersey
May 4, 1998











           51 James Way o Eatontown, New Jersey 07724 o (732) 542-2800

                              [OSTEOTECH INC. LOGO]


                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") of Osteotech, Inc., a Delaware corporation ("Osteotech" or the "Company") to be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724, at 9:00 A.M. local time, on Thursday, June 4, 1998 and at any adjournments thereof.

     The accompanying proxy is solicited by the Board of Directors of the Company (the "Board") and is revocable by the stockholder at any time before it is voted. For more information concerning the procedure for revoking the proxy, see "General."

     This Proxy Statement was first mailed to stockholders of the Company on or about May 4, 1998, accompanied by the Company's 1997 Annual Report to Stockholders. The principal executive offices of the Company are located at 51 James Way, Eatontown, New Jersey 07724, telephone (732) 542-2800.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of the Company at the close of business on April 24, 1998 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting. As of the Record Date, the number and classes of stock that were outstanding and will be entitled to vote at the meeting were 8,859,553 shares of Common Stock, $.01 par value (the "Common Stock" or each a "Common Share"). Each Common Share is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

     To be elected, a director must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, provided that a quorum is present (Proposal No. 1). The affirmative vote of at least a majority of the Common Shares present in person or by proxy and entitled to vote at the Annual Meeting, provided that a quorum is present, is necessary for the approval of Proposal Nos. 2, 3 and 4. The Company's bylaws provide that a quorum is representation in person or by proxy at the Annual Meeting of at least one-third of the issued and outstanding shares entitled to vote as of the Record Date.

     Pursuant to the Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Further, under Delaware law, proxies which are voted by marking "Withheld" or "Abstain" on a particular matter are counted for quorum purposes, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes "Against" a particular matter. If a validly executed proxy is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but will be treated as not present for purposes of determining the outcome of any matter as to which the broker does not have authority to vote.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The current provisions of the Company's bylaws authorize up to seven directors or such other number as shall be determined by the Board as constituting the full Board. Pursuant to a resolution of the Board, the Board is composed currently of six directors. The Board has nominated six nominees for election to the Board at the Annual Meeting pursuant to a resolution of the Board adopted on March 26, 1998. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company's bylaws currently provide that all of the directors are elected to serve until their successors are elected and qualified, or until their earlier death, resignation or removal.

     The nominees for election to the office of director, and certain information with respect to their ages and backgrounds, are set forth below. It is the intention of the persons named in the accompanying proxy, unless otherwise instructed, to vote to elect the nominees named herein as directors. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy should occur before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

Nominees for Election to the Office of Director at the Annual Meeting.

                                                   Current Position                        Director of
Name                                   Age         with Company                           Company Since
-------------------------------------------------------------------------------------------------------
Donald D. Johnston(1)(2)(3)             73         Chairman of the Board                       1991

Richard W. Bauer(1)                     53         President, Chief Executive Officer and      1994
                                                     Director

Michael J. Jeffries                     55         Executive Vice President,                   1991
                                                     Chief Operating Officer,
                                                     Chief Financial Officer, Secretary and
                                                     Director

Kenneth P. Fallon, III(3)               59         Director                                    1995

Stephen J. Sogin, Ph.D.(1)(2)(3)        56         Director                                    1988

John Phillip Kostuik, M.D., FRCS(C)(2)  60         Director                                    1997

----------
(1)    Member of Executive Committee
(2)    Member of Audit Committee
(3)    Member of Compensation Committee

                  BUSINESS EXPERIENCE OF NOMINEES TO THE BOARD

     Donald D. Johnston, has been a director of the Company since September 1991. Mr. Johnston became Chairman of the Board in June 1992. Over the course of 25 years Mr. Johnston held various positions of increasing responsibility with Johnson & Johnson, Inc. At the time of his retirement in May 1986 he was a member of the executive committee and the board of directors of Johnson & Johnson, Inc. Mr. Johnston is a director of Human Genome Sciences, Inc. and serves on the boards of two private companies. It is expected that Mr. Johnston's directorship at Human Genome Sciences, Inc. will terminate on May 20, 1998, as Mr. Johnston does not plan to stand for re-election. Mr. Johnston has a B.A. in economics from the University of Cincinnati.

     Richard W. Bauer, joined Osteotech in February 1994 as President, Chief Executive Officer and a member of the Board. Prior to joining the Company, from 1992 to 1993, Mr. Bauer was President of the Prosthetic Implant Division of Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Company. From 1991 through 1992, Mr. Bauer served as Senior Vice President and General Manager of Zimmer's Fracture Management Division and as Vice President of Marketing of its Orthopaedic Implant Division from 1989 to 1991. Mr. Bauer previously served in positions of significant responsibility with Professional Medical Products, Inc., Support Systems International, Inc. and the Patient Care Division of Johnson &

Johnson, Inc. Mr. Bauer has B.S. and M.B.A. degrees from Fairleigh Dickinson University.

     Michael J. Jeffries, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary, has been with Osteotech for more than eight years. He joined Osteotech in January 1990, originally as Senior Vice President and Chief Financial Officer, became Secretary in May 1991 and a director in July 1991, was appointed Executive Vice President in October 1992 and Chief Operating Officer in January 1994. Prior to joining the Company, Mr. Jeffries had more than 25 years of business experience in various positions of increasing responsibility in a number of publicly and privately held companies, in some of which he was also a member of the board of directors. Mr. Jeffries has a B.B.A. degree from the City College of New York and a M.B.A. degree in finance from Fordham University.

     Kenneth P. Fallon, III, was elected to serve on the Board in 1995 and is a consultant to the medical device industry. In 1997, Mr. Fallon was President of the surgical business at Haemonetics Corporation. In 1994 and 1995, Mr. Fallon served as Chief Executive Officer and Chairman of the Board of UltraCision Incorporated, a manufacturer of advanced technology medical devices. UltraCision was sold to Ethicon EndoSurgery, a unit of Johnson & Johnson, Inc., in November 1995. From 1992 through 1994, Mr. Fallon served as President and Chief Executive Officer of American Surgical Technologies Corporation. Mr. Fallon was President, U.S. Operations of Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Company from 1991 to 1992. From 1985 through 1991, he also served as President of Zimmer's Orthopaedic Implant Division and from 1983 to 1985, as its Vice President of Marketing. Mr. Fallon previously served in positions of significant responsibility with the Codman and Orthopedic Divisions of Johnson & Johnson, Inc. Mr. Fallon has a B.B.A. degree in marketing from the University of Massachusetts and a M.B.A. degree from Northeastern University.

     Stephen J. Sogin, Ph.D., has served as a director of the Company since October 1988. From December 1984 until January 1, 1995, he was a founding general partner of Montgomery Medical Ventures. Dr. Sogin currently serves as a venture capital consultant and serves on the board of directors of Finet Holdings Corp. He has a B.S., M.S. and Ph.D. in microbiology from the University of Illinois. On July 1, 1997, Dr. Sogin consented to a cease and desist order issued by the Securities and Exchange Commission involving his late filing of Forms 3, 4 and 5 which he was required to file in his capacity as a general partner of Montgomery Medical Ventures II. None of the Commission's findings involve charges that Dr. Sogin received improper gains or personal benefits as a result of these violations. Dr. Sogin has advised the Company that the trades in question were conducted by the partnership (Montgomery Medical Ventures II) and none of these trades were executed on his behalf personally.

     John Phillip Kostuik, M.D., FRCS(C), was elected to serve on the Board in 1997. Dr. Kostuik is currently and has since 1991 been a Professor and Chairman of the Department of Orthopaedic Surgery, Johns Hopkins University, School of Medicine, Chief Spine Division. He is the past president of the Scoliosis Research Society and the North American Spine Society and he currently serves on the executive committee of the North American Spine Society. He has a B.A. degree from Queens University in Kingston, Ontario, graduating in 1957, and a M.D. degree from Queens University, graduating in 1961.

     The Board of Directors recommends a vote FOR the election of each of the nominees named above. (Proposal No. 1 on the Proxy).

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Directors' Cash Compensation

     Members of the Board who are not executive officers of the Company receive $15,000 per annum in consideration of their serving on the Board. The Chairman of the Board receives an additional $10,000 per annum. Each Board member receives $1,000 for each Board meeting attended in excess of four per year and reimbursement for travel and related expenses incurred in connection with his attendance at meetings. Members of the Board do not receive separate compensation for acting as members of Committees of the Board, other than reimbursement for travel and related expenses incurred in connection with their attendance at meetings. Directors who also serve as executive officers receive cash compensation solely for acting in such capacity as an executive officer. See "Summary Compensation Table."

Directors' Stock Options

     During the year ended December 31, 1997, the Company granted options to purchase Common Stock under the Company's 1991 Independent Directors' Stock Option Plan, exercisable at a price equal to the fair market value of the Company's Common Stock on the date of grant, as follows:

                                             Number of
Name                                        Options(1)            Exercise Price
--------------------------------------------------------------------------------
Kenneth P. Fallon, III....................    10,000                  $9.50
Donald D. Johnston........................    10,000                   9.50
John Phillip Kostuik, M.D., FRCS(C).......    20,000                   9.50
Stephen J. Sogin, Ph.D.(2)................    10,000                   9.50

----------
(1)  The options  listed here vest at the rate of 25% per annum  during the four
     (4) year period commencing on the first anniversary of the date of grant and expire five (5) years from the date of vesting. Options granted after July 1, 1997 will become exercisable in their entirety one (1) year following the date of grant and will expire on the tenth anniversary of the date of grant.

(2) Dr. Sogin also received an option to purchase 20,000 shares under the Company's 1991 Stock Option Plan, as amended (the "Plan"), for consulting services rendered. See "Certain Relationships and Related Transactions."

Section 16(a) Beneficial Ownership Reporting Compliance

     Ownership of and transactions in the Company's securities by officers and directors of the Company and beneficial owners of 10% or more of the Company's outstanding Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act. Except for the late filings described below, for the year ended December 31, 1997 all of the required filings by the foregoing persons were made on a timely basis. One Form 4 reporting three transactions filed by Kenneth P. Fallon, III on January 30, 1998 and one Form 4 reporting four transactions filed by Michael J. Jeffries on January 22, 1998, were approximately three weeks and one and one-half months late, respectively. The Company has been advised by Dr. Stephen J. Sogin of the following late filings made by Dr. Sogin in years prior to 1997: One Form 4 reporting three transactions filed by Dr. Sogin on March 23, 1993, and one Form 4 reporting one transaction filed by Dr. Sogin on February 16, 1995 were one and one-half months and one week late, respectively. The transactions reported on Dr. Sogin's reports were effected by Montgomery Medical Ventures II, a partnership for which Dr. Sogin acted as general partner.

               INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS

     Five meetings of the Company's Board were held during the year ended December 31, 1997. No incumbent director failed to attend at least 75% of the total number of meetings of the Board and any Committees of the Board of which he was a member, held during the period in such year during which he was a director or a member of any such Committee, as the case may be.

                 INFORMATION CONCERNING COMMITTEES OF THE BOARD

     The only Committees of the Company's Board are the Executive Committee, Audit Committee and Compensation Committee.

     The Executive Committee is comprised of Messrs. Johnston and Bauer and Dr. Sogin and is responsible for all matters arising between regular meetings of the Board, which would otherwise come before the Board, as permitted by Delaware law. The Executive Committee held one meeting during the year ended December 31, 1997.

     The Audit Committee is comprised of Mr. Johnston, Dr. Kostuik and Dr. Sogin. The primary function of the Audit Committee is to meet with the Company's independent auditors to discuss and review audit procedures and issues, meet with management on matters concerning the Company's financial condition, internal controls and year-end audit and report to the Board on issues concerning the Company's financial condition and year-end audit. The Audit Committee held two meetings during the year ended December 31, 1997.

     The Compensation Committee is comprised of Messrs. Johnston and Fallon and Dr. Sogin. The primary function of the Compensation Committee is to determine the compensation and benefits of directors and all levels of officers and employees of the Company and administer the issuance of stock options under the Plan. There were three meetings of the Compensation Committee during the year ended December 31, 1997.

                    BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     The following is a description of the background of the executive officers of the Company who are not directors:

     James L. Russell, Ph.D., 47, joined Osteotech in December 1995 as Executive Vice President and Chief Scientific Officer. He previously held research and development positions of increasing responsibility for 16 years with Proctor & Gamble Company ("P&G") where, in his most recent position as Director of Research, Pharmaceutical Division, Dr. Russell oversaw the development of several products, including bone-related therapeutic agents. In his prior position at P&G as the Pharmaceutical Division's Director of Product
Development, he led the efforts to develop osteoporosis drugs including Didronel(R), which is currently marketed in over 15 countries. Dr. Russell holds a B.S. in Biology from Boston State College and a Ph.D. in Cellular Immunology from Purdue University.

     Richard Russo, 49, joined the Company in September 1991, and as of April 1, 1998, was elected Executive Vice President, Strategic Planning and Business

Development. In his new position, Mr. Russo will continue to have responsibility for regulatory affairs. Mr. Russo had been promoted to Senior Vice President, Strategic Planning and Business Development in October 1995, and prior thereto had held a number of progressively more responsible positions in the areas of marketing, business development, clinical research and regulatory affairs. Prior to joining the Company, Mr. Russo worked for several leading public healthcare firms having positions of responsibility in marketing, sales, business development, regulatory affairs and clinical research management. Mr. Russo earned a B.A. in philosophy from Boston College and an M.B.A. in marketing from Columbia University.

     Roger C. Stikeleather, 48, joined the Company in February 1988 as National Sales Manager, and was appointed Vice President of Sales and Marketing in March 1989, Senior Vice President of Sales and Marketing in October 1992 and Executive Vice President of Sales and Marketing and Client Relations in June 1993. From 1976 until joining the Company, he held managerial positions of increasing responsibility with a division of Johnson & Johnson, Inc. During his last assignment at Johnson & Johnson, Inc., he served on the management board which organized and directed a start-up division, Extended Care Products, where he was responsible for the national scale-up of field sales, sales management, national contracting and nursing support organizations. Mr. Stikeleather has a B.S. in business administration from the University of North Carolina at Chapel Hill.

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation for each of the Company's last three fiscal years ended December 31, 1997, 1996 and 1995 with respect to the person serving as Osteotech's Chief Executive Officer during the year ended December 31, 1997 and each of Osteotech's other most highly compensated executive officers who were serving in that capacity as of December 31, 1997 (collectively the "Named Officers") and whose annual salary and bonus during the year ended December 31, 1997 exceeded $100,000.

                                                                                                          Long-Term
                                                                                                         Compensation
                                                                  Annual Compensation                       Awards
                                                  ----------------------------------------------------------------------------------
                                                                                            Other
                                                                                            Annual        Securities      All Other
Name and                                                                                Compensation      Underlying    Compensation
Principal Position                                Year      Salary ($)     Bonus($)         ($)(1)        Options(#)       ($)(2)
------------------------------------------------------------------------------------------------------------------------------------
Richard W. Bauer                                  1997      $280,000      $153,195                0       176,833         $2,375
President and Chief                               1996       265,000       120,000                0       125,000(3)       2,375
   Executive Officer                              1995       250,000        60,800        $59,315(4)       20,000          2,310

Michael J. Jeffries                               1997      $194,000      $ 84,118                0        87,325         $2,375
   Executive Vice President,                      1996       182,000        64,988                0        17,500          2,375
   Chief Operating Officer                        1995       172,000        36,256(5)             0        35,800(6)       2,310
   and Chief Financial Officer

James L Russell, Ph.D.                            1997      $174,756      $ 61,411                0        43,662              0
   Executive Vice President,                      1996       165,000        47,438        $23,403(4)       15,000              0
   Chief Scientific Officer                       1995         6,875             0                0        75,000              0

Roger C. Stikeleather                             1997      $166,905      $ 58,651                0        50,212         $2,375
   Executive Vice President,                      1996       157,500        45,282                0        15,000          2,375
   Sales and Marketing                            1995       150,000        27,800(7)             0        28,635(8)       2,310

----------
(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Officer's total annual salary and bonus.

(2)  Consists of annual Company contributions to a 401(k) plan.

(3) Includes an option to purchase 100,000 shares of Common Stock at an exercise price of $10.00 per share. The fair market value of the Common Stock on the date of grant was $6.00.

(4)  Consists of relocation assistance.

(5) The 1995 bonus includes $7,500 deferred from a bonus awarded to Mr. Jeffries in 1993.

(6) Includes an option for the purchase of 20,800 shares of Common Stock issued pursuant to a stock option exchange program in 1995.

(7) The 1995 bonus includes $5,000 deferred from a bonus awarded to Mr. Stikeleather in 1993.

(8) Includes an option for the purchase of 16,635 shares of Common Stock issued pursuant to a stock option exchange program in 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Plan to the Named Officers during 1997.

------------------------------------------------------------------------------------------------------------------------------------
                                                  Individual Grants
                             --------------------------------------------------------
                              Number of       % of Total                                         Potential Realizable Value at
                             Securities         Options                                          Assumed Annual Rates of Stock
                             Underlying       Granted to     Exercise or                      Price Appreciation for Option Term(4)
                               Options       Employees in    Base Price    Expiration         --------------------------------------
Name                         Granted (#)      Fiscal Year     ($/Share)       Date             0%($)          5%($)           10%($)
------------------------------------------------------------------------------------------------------------------------------------
Richard W. Bauer              53,050(1)          10.59%       $12.75        07/30/07          $0           $425,232      $1,077,548
                              70,733(2)          14.11%        12.75        07/30/07           0            566,976       1,436,731
                              53,050(3)          10.59%        12.75        07/30/07           0            425,232       1,077,548

Michael J. Jeffries           26,197(1)           5.23%        12.75        07/30/07           0            209,991         532,123
                              34,931(2)           6.97%        12.75        07/30/07           0            279,988         709,497
                              26,197(3)           5.23%        12.75        07/30/07           0            209,991         532,123

James L. Russell, Ph.D.       13,099(1)           2.61%        12.75        07/30/07           0            104,994         266,058
                              17,464(2)           3.48%        12.75        07/30/07           0            139,992         354,745
                              13,099(3)           2.61%        12.75        07/30/07           0            104,994         266,058

Roger C. Stikeleather         15,064(1)           3.01%        12.75        07/30/07           0            120,745         305,971
                              20,084(2)           4.01%        12.75        07/30/07           0            160,994         407,962
                              15,064(3)           3.01%        12.75        07/30/07           0            120,745         305,971

------------------------------------------------------------------------------------------------------------------------------------
All Stockholders(5)               N/A               N/A          N/A           N/A            $0        $148,810,898    $377,090,594

All Optionees(6)             501,125            100.00%       $12.44         Various           0           3,921,571       9,938,030

Optionees Gain as a % of
All Stockholders Gain             N/A               N/A          N/A           N/A           N/A                2.6%            2.6%
------------------------------------------------------------------------------------------------------------------------------------

(1) The options were granted on July 31, 1997 when the price of the Common Stock, and therefore the exercise price of the options, was $12.75. These options would become exercisable on July 30, 1999, provided the option holder was then employed by the Company or sooner if the closing price of the Common Stock as quoted on The Nasdaq Stock Market(SM) for five consecutive trading days was at least $18. As of December 31, 1997, all of these options had vested.

(2) The options were granted on July 31, 1997 when the price of the Common Stock, and therefore the exercise price of the options, was $12.75. These options would become exercisable on July 30, 1999, provided the option holder was then employed by the Company or sooner if the closing price of the Common Stock as quoted on The Nasdaq Stock Market(SM) for five consecutive trading days was at least $20. As of December 31, 1997 all of these options had vested.

(3) The options were granted on July 31, 1997 when the price of the Common Stock, and therefore the exercise price of the options, was $12.75. These options would become exercisable on July 30, 1999, provided the option holder was then employed by the Company or sooner if the closing price of the Common Stock as quoted on The Nasdaq Stock Market(SM) for five consecutive trading days was at least $22. As of December 31, 1997 all of these options had vested.

(4) The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Any valuation model utilized to calculate future stock appreciation and valuation requires a prediction of the Company's stock price, and thus, could place the Company in the position of predicting a future stock price that would most likely be incorrect. Therefore, the Company did not use an alternative valuation method, as it is unaware of any method which will determine with reasonable accuracy a present value based on future unknown factors.

(5) The "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" is the incremental gain to all stockholders as a group which would result from the application of the same assumptions applied to the Named Officers' options to all shares outstanding at December 31, 1997.

(6) Information based on all stock option grants made to employees in 1997. Exercise price shown is an average of all grants. Options expire on various dates from January 2007 to October 2007. All options were granted at an exercise price equal to the fair market value of the Common Stock as determined by the last sale price as reported on The Nasdaq Stock Market(SM) on the date of grant.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

     The following table sets forth the information with respect to the Named Officers concerning the exercise of options during 1997 and unexercised options held as of December 31, 1997.

------------------------------------------------------------------------------------------------------------------------------------
                                                                              Number of Securities           Value of Unexercised
                                                                             Underlying Unexercised          In-the-Money Options
                                                                             Options at Year-End (#)          at Year-End ($)(1)

------------------------------------------------------------------------------------------------------------------------------------


                                       Shares Acquired      Value
Name                                   on Exercise (#)  Realized ($)(2)    Exercisable    Unexercisable  Exercisable  Unexercisable

------------------------------------------------------------------------------------------------------------------------------------

Richard W. Bauer                           17,950         $  467,821         366,799         187,084      $6,756,422      $3,819,807

Michael J. Jeffries                        19,579(3)         397,294         224,510          29,375       4,253,414         637,656

James L. Russell, Ph.D                          0                  0          84,912          48,750       1,475,443       1,003,594

Roger C. Stikeleather                     123,367(4)       2,223,915          53,962          26,000         813,855         566,406
------------------------------------------------------------------------------------------------------------------------------------


----------

(1) The amount represents the difference between the exercise price and a market value of $27.25 as determined by the last sale price as quoted on The Nasdaq Stock Market(SM) on December 31, 1997.

(2) Calculated by determining the difference between the fair market value of the shares of Common Stock underlying the options (based upon the last sale price as quoted on The Nasdaq Stock Market(SM)), and the exercise price of the options on the date of exercise.

(3) Consists of the following individual stock option exercises: (i) 5,200 shares acquired on August 1, 1997, with a value realized of $39,000; (ii) 6,329 shares acquired on November 3, 1997, with a value realized of $119,219; and (iii) 8,050 shares acquired on December 11, 1997, with a value realized of $239,075.

(4) Consists of the following individual stock option exercises: (i) 1,625 shares acquired on January 2, 1997, with a value realized of $2,844; (ii) 9,629 shares acquired on February 21, 1997, with a value realized of $56,549; (iii) 7,500 shares acquired on July 22, 1997, with a value realized of $46,375; (iv) 28,230 shares acquired on July 23, 1997, with a value realized of $252,262; (v) 69,633 shares acquired on December 3, 1997, with a value realized of $1,710,762; and (vi) 6,750 shares acquired on December 11, 1997, with a value realized of $155,123.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     Only Messrs. Johnston and Fallon and Dr. Sogin served on the Compensation Committee during the fiscal year ended December 31, 1997. None of these directors has ever been an employee of the Company or any of its subsidiaries. During the fiscal year ended December 31, 1997, no executive officer of the Company served on the compensation committee or board of directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Directors of the Company.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                               BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") consists entirely of non-employee directors and determines all compensation paid or awarded to the Company's executive officers. The Committee believes the Company must retain, adequately compensate and financially motivate talented and ambitious managers capable of leading the Company's planned expansion in highly competitive fields, in which many of the Company's competitors have greater total resources. The Committee's goal is to use the Company's resources wisely by attracting and retaining the most effective and efficient management organization the Company can justify. In determining the compensation of the executive officers in 1997, the Committee utilized the standards set forth in the Salary Administration Program and the Executive Performance Bonus Program, which were adopted by the Committee in consultation with an independent management compensation consulting firm and are summarized below.

Overview

     Executive officers'  compensation consists principally of three components:
(i) base salary; (ii) cash bonus; and (iii) stock options.

     The Committee believes that the best interests of its stockholders will be served if the executive officers are focused on the long-term objectives of the Company, as well as the current year's goals. The Committee views stock options as an important long-term incentive vehicle for its executive officers. Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share, along with other stockholders, in the appreciation of the value of its Common

Stock which the Committee believes would be due largely to the efforts of such executives.

     All options granted under the Plan are granted at least at fair market value at the time of grant, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's stock performance and bears a direct relationship to value realized by the Company's stockholders. At the Board's determination, options generally vest at the rate of 25% each year over a four (4) year period commencing on the first anniversary of the grant date and are exercisable for a period of ten (10) years from the grant date.

     The 1994 Employee Stock Purchase Plan (the "1994 Stock Purchase Plan") was adopted in January 1994 by the Board, approved by the stockholders in June 1994 and went into effect in August 1994. The Committee believes that all employees of the Company and its subsidiaries should be provided the opportunity to acquire or increase their holdings of the Company's Common Stock. All eligible employees, including executive officers, who participate in the 1994 Stock Purchase Plan have deductions made by the Company from their compensation to purchase the Company's Common Stock quarterly at a purchase price equal to 85% of the reported last sale price of the Company's Common Stock on the last day of each quarter.

     It should also be noted that: (i) exceptions to the general principles stated herein are made when the Committee deems them appropriate to the stockholders' interest; (ii) the Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate; and (iii) the competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the Committee's information about such opportunities is often anecdotal.

     Certain provisions of the Internal Revenue Code impose conditions to be met in order for a publicly held corporation to deduct compensation paid to certain employees in excess of $1 million per year per employee as compensation expense for Federal income tax purposes. Prior to 1997 individual officer compensation levels had not approached this $1 million limit. The increase in the value of the Company's Common Stock will make it more likely that the total compensation of officers may exceed this limit, since the spread between the exercise price of options and the fair market value of the Common Stock on the date of grant must be included in the compensation of an employee in determining whether the limit is exceeded. The Committee intends to examine whether its various compensation plans, including the Plan, should be modified to enable compensation in excess of such limit to be deductible for Federal income tax purposes in the future.

Salary and Bonus Programs

     The salaries and bonuses paid to the executive officers were determined in accordance with the Company's Salary Administration Program and the Executive Performance Bonus Program adopted by the Committee. These programs were developed in consultation with an independent management compensation consulting firm.

     The range of salary levels was established based upon the competitive factors in the marketplace and the level of the executive officer's position within the Company's management structure. The actual salary paid within such range is based, initially, on qualifications, and on an ongoing basis, upon a combination of qualifications and the executive officer's individual performance. Increases in salaries are based upon a performance appraisal which is conducted annually by the Committee. All executive officers are in the same salary grade, except for the Chief Executive Officer who is in a higher salary grade. Each salary grade has a midpoint, minimum and maximum salary level. Currently, the executive officers are paid salaries which are in the midpoint range. Based upon a survey conducted by the independent management compensation consultant retained by the Committee at the time this program was instituted in 1995, the Committee believes that the salaries paid to its executive officers are generally within the mid-range of salaries paid to executives in similar positions at comparable companies with which the Company competes for executive talent.

     The primary objective of the Executive Performance Bonus Program is to provide incentives to the executive officers and other key members of management to achieve financial and business objectives. The Program is designed to emphasize and improve the Company's performance, focus management's attention on the key priorities and goals of the Company, reward significant contributions to the Company's success and attract and retain results-oriented executives and managers. Prior to 1997, the bonus payouts for executive officers were based upon a combination of individual and Company performance. For 1997 and the years thereafter, the Compensation Committee has decided to look solely at Company performance when determining bonus amounts for executive officers of the Company. Except for the Chief Executive Officer, in a year of satisfactory accomplishment of Company goals the range of bonuses for executive officers is generally 14% to 23% of base salary. Bonus payouts can exceed these ranges when the Company exceeds its profit before taxes ("PBT") goal, and conversely, significant under performance of Company goals could result in the reduction or suspension of bonuses at the executive level.

     Executive officers who are eligible for a bonus are also eligible to receive stock options. An annual targeted number of options has been established by the Committee based upon the salary grade of each executive officer. This number is reviewed by the Committee periodically. The number of options actually granted will be based upon the individual performance of the executive officer and the Committee's assessment of the executive officer's ability to contribute to the enhancement of shareholder value in the future. In July 1997 the Board awarded options to certain officers, including all of the Named Officers, which contained a provision providing for accelerated vesting if the Common Stock reached certain prices. As set forth in the table entitled "Option Grants in Last Fiscal Year," the price of the Common Stock at the time these options were granted, and therefore the exercise price of the options, was $12.75 and the options vested in tranches of 30%, 40% and 30% if the Common Stock closed at prices equal to at least $18, $20 and $22, respectively, for five consecutive trading days. The purpose of these options was to provide the officers with an incentive to continue to take actions designed to increase shareholder value. As of December 31, 1997, all of these accelerated vesting thresholds had been met and all such options had vested.

Chief Executive Officer's Compensation

     The base salary and bonus of the Chief Executive Officer are determined by the Compensation Committee in accordance with the Salary Administration Program and Executive Performance Bonus Program discussed above. The Chief Executive Officer, however, is in his own salary grade and in a year of satisfactory accomplishment of Company goals the range of bonus for the Chief Executive Officer is generally 20% to 33% of base salary. The bonus payout for the Chief Executive Officer can exceed these ranges when the Company exceeds its PBT goal, and conversely, significant under performance of Company goals could result in the reduction or suspension of bonus for the Chief Executive Officer. The differences between the compensation level of the Chief Executive Officer and that of the other executive officers are due to the Compensation Committee's acknowledgement of the importance of the Chief Executive Officer to the success of the Company's business.

     Effective April 1, 1997 and 1998, Mr. Bauer's base annual salary was set at $285,000 and $300,000, respectively. The Compensation Committee believes that Mr. Bauer's compensation is in line with compensation paid to Chief Executive Officers of comparable companies.

     Mr. Bauer is eligible to receive stock options under the Plan. The options granted to Mr. Bauer will have no value if the Company's stock price is below the relevant exercise prices. The primary purpose of these options is to provide a strong incentive for Mr. Bauer to continue to serve the stockholders by remaining the Chief Executive Officer of the Company and to increase the value of the Company during the remainder of his employment. Mr. Bauer participated in the July 1997 option grant described in "Salary and Bonus Programs" above.

     The determination of Mr. Bauer's 1997 compensation and planned 1998 compensation were based on the Compensation Committee's favorable assessment of his ability to build the long-term value of the Company and to manage its future expansion. This determination was made, in part, by the Compensation Committee's review of the success of the Company since Mr. Bauer has been Chief Executive Officer. In addition, the Compensation Committee considered the fact that the Company exceeded its 1997 PBT goals.


                                                  COMPENSATION COMMITTEE
                                                  Donald D. Johnston, Chairman
                                                  Kenneth P. Fallon, III
                                                  Stephen J. Sogin, Ph.D


Employment Agreements

     On December 5, 1996, the Company entered into a two-year employment agreement with Richard W. Bauer, effective as of that date. Under his employment agreement, Mr. Bauer agreed to serve as President and Chief Executive Officer of the Company at a minimum annual salary of $265,000, as adjusted based on an annual review by the Board. Effective April 1, 1997, Mr. Bauer's base annual salary was increased to $285,000, and effective April 1, 1998, it was increased to $300,000. Pursuant to the employment agreement, Mr. Bauer received an option to purchase 100,000 shares of the Company's Common Stock at a price of $10.00 per share. The fair market value at the time of such grant was $6.00. One quarter (1/4) of the option vested on the day before the first anniversary of the effective date of the employment agreement and an additional one quarter
(1/4)  of the  option  will  vest  on the day  before  each  of the  next  three anniversaries of such effective date, provided that Mr. Bauer remains in the employ of the Company as of the relevant vesting date. The option will be exercisable as to each tranche of shares commencing on the relevant vesting date and ending on the tenth (10th) anniversary of the grant date, and will terminate as to any vested portion ninety (90) days after the termination of Mr. Bauer's employment with the Company. In addition, under the agreement, Mr. Bauer is entitled to an annual bonus in an amount as determined by the Compensation Committee. If terminated without cause, Mr. Bauer is entitled under the agreement to receive a severance payment equal to two (2) years' salary. Mr. Bauer's employment agreement also contains certain confidentiality and non-competition provisions.

     On January 1, 1998, the Company entered into an employment agreement with Michael J. Jeffries that has an initial term of two (2) years and will automatically renew for successive additional two (2) year terms unless at least three (3) months prior to the end of the initial or any subsequent two-year term the Company terminates the agreement by written notice to Mr. Jeffries. Under his employment agreement, Mr. Jeffries agreed to serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company at a minimum annual salary of

$198,000, as adjusted from time to time at the discretion of the Compensation Committee. Effective April 1, 1998, Mr. Jeffries' base annual salary was set at $210,000 by the Compensation Committee. He is also entitled to an annual bonus in an amount as determined by the Compensation Committee. If terminated without cause, Mr. Jeffries is entitled under the agreement to receive a severance payment equal to twelve (12) months' base salary payable in twelve (12) equal monthly installments. In connection with the employment agreement, Mr. Jeffries entered into Confidential Information, Invention and Non-Competition Agreements with the Company.

     On December 18, 1997, the Company entered into an employment agreement with James L. Russell, Ph.D., the initial term of which will expire on December 31, 1999, and which will automatically renew for successive additional two (2) year terms unless at least three (3) months prior to December 31, 1999 or the expiration date of any subsequent two (2) year term the Company terminates the agreement by written notice to Dr. Russell. Under his employment agreement, Dr. Russell agreed to serve as Executive Vice President and Chief Scientific Officer of the Company at an annual salary of $178,008, which will be reviewed annually and may be adjusted from time to time in the discretion of the Compensation Committee. Effective April 1, 1998, Dr. Russell's base annual salary was set at $188,000. He is also entitled to an annual bonus in an amount as determined by the Compensation Committee. If terminated without cause, Dr. Russell is entitled under the agreement to receive a severance payment equal to twelve (12) months' base salary payable in twelve (12) equal monthly installments. In connection with the employment agreement, Dr. Russell entered into Confidential Information, Invention and Non-Competition Agreements with the Company.

     On January 1, 1998, the Company entered into an employment agreement with Roger C. Stikeleather that has an initial term of two (2) years and will automatically renew for successive additional two (2) year terms unless at least three (3) months prior to the end of the initial or any subsequent two-year term the Company terminates the agreement by written notice to Mr. Stikeleather. Under his employment agreement, Mr. Stikeleather agreed to serve as Executive Vice President, Sales and Marketing of the Company at a minimum salary of $170,040, as adjusted from time to time in the discretion of the Compensation Committee. Effective April 1, 1998, Mr. Stikeleather's base annual salary was set at $182,000 by the Compensation Committee. He is also entitled to an annual bonus in an amount as determined by the Compensation Committee. If terminated without cause, Mr. Stikeleather is entitled under the agreement to receive a severance payment equal to twelve (12) months' base salary payable in twelve
(12) equal monthly installments. In connection with the employment agreement, Mr. Stikeleather entered into Confidential Information, Invention and Non-Competition Agreements with the Company.

Change In Control Agreements

     In September 1997, the Company entered into change in control agreements with certain officers of the Company including Richard W. Bauer, Michael J. Jeffries, James L. Russell and Roger C. Stikeleather to assure that the Company will have their continued dedication as executives notwithstanding the possibility, threat or occurrence of a change in control of the Company. Under the change in control agreements, a change in control is defined as (i) a change in the Board of Directors of the Company such that a majority of the Board is made up of persons who were neither nominated nor appointed by incumbent Directors, (ii) the acquisition by any person of a majority of the outstanding voting securities of the Company, except if such acquisition is effected by the Company itself, by an employee benefit plan of the Company or pursuant to an offering by the Company of its voting securities, (iii) a merger or consolidation of the Company with another company such that neither the Company nor any of its subsidiaries will be the surviving entity, (iv) a merger or consolidation of the Company following which the Company or a previous subsidiary of the Company will be the surviving entity and a majority of the voting securities of the Company will be owned by a person or persons who were not beneficial owners of a majority of the Company's voting securities prior to such merger or consolidation, (v) a liquidation of the Company, or (vi) a sale or disposition by the Company of at least 80% of its assets.

     Under the agreements, for one (1) year after the occurrence of a change in control, each executive will remain in the Company's employ in the same position he held before the change in control and will be entitled to a base salary and benefits no less favorable than those in effect for such executive immediately preceding the change in control. In addition, upon a change in control, all unvested stock options held by each executive, will vest and become exercisable immediately, notwithstanding anything to the contrary contained in the option certificates or any plan covering such options. If, however, the change in control arises from a merger or consolidation in which neither the Company nor any of its subsidiaries is the surviving entity or from the liquidation of the Company, each executive will instead be given a reasonable opportunity to exercise such options prior to the change in control and any such options not so exercised will terminate on the effective date of the change in control.

     Upon a change in control, each executive is entitled to an additional payment equal to a given number (see table below), multiplied by (i) the amount by which the payment per share received or to be received by the shareholders of the Company in connection with such change in control event exceeds $12.75 or
(ii) if there is no such payment, the amount by which the average of the last reported sale price of the Company's Common Stock for the five (5) trading days immediately preceding such change in control exceeds $12.75:

             Mr. Bauer......................................  228,167
             Mr. Jeffries...................................  112,675
             Mr. Russell....................................   56,338
             Mr. Stikeleather...............................   64,788

     The agreements also provide that if, after a change in control, an executive's employment is terminated for any reason, the executive will be entitled to receive all then accrued pay, benefits, executive compensation and fringe benefits, including pro rata bonus and incentive plan earnings through the date of his termination plus the amount of any compensation he previously deferred, in each case, to the extent theretofore unpaid. In addition, unless the executive's employment was terminated by the executive without good reason (as defined below) on or prior to the 180th day after the change in control event or by the Company for just cause (as defined in the agreement) on or prior to the 180th day after the change in control event, the executive will receive
(i) a payment equal to three (3) times his average annual gross income for the five taxable years prior to the change in control event, plus interest, and (ii) at the Company's expense, medical, health and disability benefits comparable to those he received prior to the change in control for a period of three (3) years following his termination. Furthermore, unless the executive's employment was terminated by the executive without good reason prior to the first anniversary of the change in control event or was terminated by the Company for just cause, the executive will also be entitled to (i) the balance of all pay, benefits, compensation and fringe benefits including (but not limited to) pro rata salary, bonus and incentive plan earnings payable through the first anniversary of the change in control event, and (ii) an office and reasonable secretarial and other services from the Company for one year from the date of his termination.

     For purposes of the change in control agreements, good reason includes, (A) the assignment to the executive of duties which are not substantially of equal status, dignity and character as the duties performed immediately prior to the change in control, (B) the failure of the Company to provide full compensation as contemplated by the change in control agreement, (C) the relocation of the executive's office to a location more than fifteen miles from the location required immediately prior to the change in control, or his being required to travel to a much greater extent than required immediately prior to the change in control in order to perform duties of substantially equal status, dignity and character to those performed prior to the change in control, (D) the failure of a successor corporation to expressly assume and agree to perform the Company's obligations under the change in control agreement, provided such successor has received at least twenty (20) days prior written notice of such obligations, and
(E) the voluntary termination by the executive for any reason after the 180th day following the change in control. Except with respect to section (E), the determination that good reason exists requires that the employee make such determination in good faith, notify the Company of his or her position in writing and provide twenty (20) days for the Company to cure.

     Each of these agreements has an initial term of three (3) years and will automatically renew on each successive annual anniversary for an additional three (3) years, unless the Company gives the executive officer sixty (60) days notice prior to the anniversary date that it does not plan to renew such contract.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The graph below summarizes the total cumulative return experienced by the Company's stockholders during the five-year period ended December 31, 1997, compared to the Nasdaq Stock Market Index and the Dow Jones Medical Supplies Index. The changes for the periods shown in the graph and table are based on the assumption that $100.00 had been invested in Osteotech, Inc. stock and in each index below on January 1, 1993 and that all dividends were reinvested.

[PERFORMANCE GRAPH TO COME]

------------------------------------------------------------------------------------------------------------------

                                Jan. 1                                         December 31,
------------------------------------------------------------------------------------------------------------------
                                1993                1993           1994            1995        1996         1997
                                ----                ----           ----            ----        ----         ----

Osteotech, Inc.                $100.00             $ 69.64        $ 62.50         $100.00     $100.00      $389.29

Nasdaq Stock Market(SM)        $100.00              115.76         112.28          157.69      193.09       236.22

Dow Jones Medical Supplies     $100.00               93.46         114.38          155.69      187.82       222.67
------------------------------------------------------------------------------------------------------------------

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 28, 1998 concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, each director of the Company, each executive officer of the Company named in the Summary Compensation Table and all executive officers and directors of the Company as a group:

     Name and Address                                                                        Amount and            Percent
       of Beneficial                                                                           Nature                of
         Owner or                                                                           of Beneficial           Stock
   Identity of Group (1)                                                                      Ownership          Outstanding(2)
------------------------------------------------------------------------------------------------------------------------------
George D. Bjurman & Associates,
 George Andrew Bjurman and
 Owen Thomas Barry III...............................................................         765,145(3)              8.6%
 10100 Santa Monica Blvd, Ste 1200
 Los Angeles, CA 90067

Essex Investment Management Company..................................................         516,050(3)              5.8%
 125 High Street
 Boston, MA 02110

Jan Philipp F. Reemtsma..............................................................         452,610(4)              5.1%
  c/o Rho Management Company, Inc.
  641 Lexington Avenue, 18th Floor
  New York, NY 10022

Richard W. Bauer.....................................................................         385,897(5)              4.2%

Michael J. Jeffries..................................................................         253,829(6)              2.8%

James L. Russell, Ph.D...............................................................          84,912(7)              1.0%

Roger C. Stikeleather................................................................          58,962(8)                *

Donald D. Johnston...................................................................         354,500(9)              3.9%

Kenneth P. Fallon, III...............................................................           7,500(10)               *

John Phillip Kostuik, M.D., FRCS(C)..................................................               0                   *

Stephen J. Sogin, Ph.D...............................................................             248                   *

All executive officers and directors as a group (8 persons) .........................       1,145,848(11)            11.8%

----------

*    Less than one percent

(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of February 28, 1998 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of February 28, 1998 plus (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of February 28, 1998 or which will become exercisable within 60 days after February 28, 1998.

(3) This information was taken from the Company's review of its record of stockholders and warrantholders as of February 28, 1998.

(4) This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1995.

(5) Includes 372,466 shares underlying options which are currently exercisable or which will become exercisable within 60 days of February 28, 1998.

(6) Includes 209,510 shares underlying options which are currently exercisable or which will become exercisable within 60 days of February 28, 1998.

(7) Includes 84,912 shares underlying options which are currently exercisable or which will become exercisable within 60 days of February 28, 1998.

(8) Includes 58,962 shares underlying options which are currently exercisable or which will become exercisable within 60 days of February 28, 1998.

(9) Includes 130,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days of February 28, 1998 and includes 10,000 shares of Common Stock beneficially owned by Mr. Johnston's wife of which he disclaims beneficial ownership.

(10) Includes 7,500 shares underlying options which are currently exercisable or which will become exercisable within 60 days of February 28, 1998.

(11) Includes options and warrants to purchase an aggregate of 863,350 shares of
     Common  Stock  which  are  currently   exercisable  or  which  will  become
     exercisable within 60 days of February 28, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has made three loans to Michael J. Jeffries to fund exercises of stock options and the payment of taxes incurred by Mr. Jeffries as a result of such exercises. The first loan of $103,646 was made on June 17, 1996, bears interest at the rate of 6.7% per annum and is due on June 16, 2001. The second loan of $41,332 was made on August 1, 1997, bears interest at a rate of 6.12% per annum and is due on July 31, 2002. The third loan of $45,863 was made on November 3, 1997, bears interest at a rate of 5.9% per annum and is due on November 2, 2002. The loans require payments of interest only on a calendar quarter basis with principal due at their respective maturity dates and are secured by the stock certificates issued as a result of the exercise of the options for which the respective loans were made. The Board approved these loans in order to enable Mr. Jeffries to exercise his options and to encourage Mr. Jeffries to hold the shares received upon such exercises, rather than to sell such shares in order to fund the exercise price and pay related taxes.

     On June 5, 1997, Dr. Stephen J. Sogin received an option to purchase 20,000 shares at an exercise price of $9.50 for consulting services rendered to the Company.

           PROPOSALS NO. 2 AND NO. 3 - RATIFICATION OF THE AMENDMENTS
                         TO THE 1991 STOCK OPTION PLAN.

     The  Company's   Board  has   unanimously   approved  and  recommended  for
stockholder approval amendments to the Plan.

     The proposed amendments would modify the Plan to (i) increase the number of Common Shares reserved for issuance under the Plan by 818,624 shares to 2,813,765 shares and (ii) reflect changes made to Rule 16b-3 promulgated under
Section 16(b) of the Securities Exchange Act of 1934, as amended.

     The Board believes that the Plan is in the best interest of the Company and is important to attracting, motivating and retaining qualified Employees (as defined in the Plan), officers, directors and consultants essential to the success of the Company. The Company is proposing the amendments to the Plan to conform to the current provisions of Rule 16b-3 and to increase the number of shares reserved for issuance under the Plan.

Summary of Current Plan

     In 1991, the Board adopted and the stockholders ratified the Plan covering 813,765 shares of the Company's Common Stock pursuant to which Incentive Stock Options (as defined in the Plan) are granted to Employees (sometimes referred to as "optionees") and Non-statutory Stock Options are granted to Employees, officers, directors or consultants of the Company (also, sometimes referred to as "optionees"). Under the Plan, Employees include any individual (including an officer or a director) who is an employee of the Company within the meaning of
Section 3401 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Plan was amended by vote of the stockholders at the Annual Meetings on June 24, 1993 to increase the number of shares of Common Stock reserved for options under the Plan by 450,000 shares to 1,263,765 shares and on June 23, 1994 to increase the number of shares reserved for options under the Plan by 550,000 shares to 1,813,765 shares. The Plan was further amended by approval of the Board of Directors on July 31, 1997 to increase the number of shares reserved for options under the Plan by 1,000,000 shares to 2,813,765 shares, with the understanding that, in accordance with the rules of The Nasdaq Stock Market(SM), 818,624 shares of the 1,000,000 share increase would be subject to approval by the requisite vote of the stockholders at the Annual Meeting to which this Proxy Statement pertains.

     Pursuant to the Plan, any Employee may be granted Incentive Stock Options and any Employee or officer, director or consultant of the Company may be granted Non-statutory Stock Options if, in each instance, the Board or the Board's Compensation Committee determines that such person performs services of special importance to the management, operation and development of the Company's business. Each option granted under the Plan has an exercise price determined by the

Board or the Board's Compensation Committee that is (i) in the case of an Incentive Stock Option granted to an Employee who is not a Ten Percent Shareholder (as defined in the Plan), not less than the fair market value of the Common Shares to which such option relates on the date of the grant, (ii) in the case of an Incentive Stock Option granted to an Employee who is a Ten Percent Shareholder, not less than 110% of the fair market value of the Common Shares to which such option relates on the date of the grant, and (iii) in all cases, not less than the par value of the Common Shares to which such option relates. Incentive Stock Options granted pursuant to the Plan are not exercisable for a period of one (1) year following the date of grant, and thereafter, Incentive Stock Options and, in all cases, Non-statutory Stock Options may be exercised as determined by the Board or the Compensation Committee. In all cases, however, Incentive Stock Options granted to Employees who are not Ten Percent Shareholders and those granted to Employees who are Ten Percent Shareholders expire ten (10) years and five (5) years, respectively, from the date they are granted. Each option granted under the Plan is nontransferable, other than by will or by the laws of descent and distribution. The Plan also provides that Incentive and Non-statutory Stock Options granted to optionees who cease to be employed by the Company for any reason remain exercisable for three (3) months (twelve (12) months if the termination was due to the death, disability or, in the case of a Non-statutory Stock Option, retirement of the optionee) after such termination of employment or any other time period determined by the Board or the Board's Compensation Committee. However, the right to exercise a Non-statutory Stock Option terminates immediately upon the termination of an optionee's employment for cause.

     Unless otherwise permitted by the Board or the Board's Compensation Committee, to exercise an option under the Plan, the optionee must give written notice to the Company specifying the number of Common Shares to be purchased and accompanied by payment in cash or by certified check of the full exercise price for each Common Share to be acquired.

     The Plan provides that if the Company is the surviving corporation in a merger or consolidation, each outstanding option shall pertain and apply to the securities to which a holder of the number of Common Shares subject to the option would have been entitled in such merger or consolidation. In the event that the Company is not the surviving corporation in any merger or consolidation or the Company dissolves or liquidates, each outstanding option shall terminate, unless the agreement of merger or consolidation shall otherwise provide. However, optionees who have held their options for at least one (1) year from the date of grant shall have the right immediately prior to such merger or consolidation or dissolution or liquidation to exercise their options in whole or in part, regardless of whether such options are otherwise exercisable at that time.

     During the fiscal year ended December 31, 1997, the only non-employee director who received a grant of options under the Plan was Dr. Stephen J. Sogin. There were grants of options pursuant to the Plan to employees as a group to acquire an aggregate of 481,125 shares of Common Stock, at exercise prices ranging from $7.625 to $19.50 per share, during the fiscal year ended December 31, 1997. As of December 31, 1997, there were an aggregate of 195 options outstanding to acquire 1,445,325 shares. For information regarding grants of options received by executive officers, see "Option Grants in Last Fiscal Year."

Proposed Amendments to Plan

     Proposal No. 2 would increase the number of Common Shares reserved for issuance under the Plan by 818,624 shares to 2,813,765 shares.

     In addition, the Plan currently contains certain provisions which were designed to comply with the requirements of Rule 16b-3 as previously enacted ("Old Rule 16b-3"). The amendments provided for in Proposal No. 3 are designed to reflect the current provisions of Rule 16b-3 adopted by the Securities and Exchange Commission in May 1996 ("Current Rule 16b-3"), as follows:

     First, the concept of a "disinterested person" will be eliminated from the Plan. The Plan currently provides that the options may not be granted under the Plan unless each member of the Board or the Compensation Committee of the Board (which may administer the Plan) is a "disinterested person," as such term is defined in Old Rule 16b-3. The Plan as amended would provide that the Plan is to be administered by either the Board or the Compensation Committee and that the Compensation Committee must consist solely of two or more "non-employee directors," as such term is defined in Current Rule 16b-3.

     Second, the description of the circumstances under which stockholder approval is required before an amendment to the Plan may take place will change. The Plan currently provides that no amendment may be made to the Plan without stockholder approval where such amendment would (i) increase the number of shares subject to the Plan; (ii) alter the class of persons eligible to participate in the Plan; or (iii) materially increase the benefits under the Plan. These provisions were consistent with the requirements of Old Rule 16b-3. The Plan as amended would provide that the Plan could be amended by the Board without stockholder approval unless stockholder approval was required by applicable law or the rules of Nasdaq or any stock exchange on which the Company's shares are then traded.

     If the foregoing proposed amendments to the Plan are approved by the stockholders at the Annual Meeting, they shall take effect as of the date of the Annual Meeting.

     This description of the proposed amendments to the Plan is a summary only and is qualified in its entirety by reference to the text of the amended Plan, which the Company will make available to any shareholder upon request.

Federal Income Tax Consequences

     The Incentive Stock Options granted under the Plan qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), while the Non-statutory Stock Options granted under the Plan are nonqualified options. The following general summary is based upon the Code and does not include a discussion of any state or local tax consequences.

Incentive Stock Options

     Under Section 422 of the Code, no taxable income is realized by the optionee upon the grant or exercise of an incentive stock option, provided that the optionee is continuously employed by the Company during the period beginning on the date of grant and ending on the date three (3) months before the date of exercise (or, in the case of disability, one (1) year before the date of exercise). However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within two (2) years from the date of grant or within one
(1) year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as long-term capital gain and any loss sustained will be long-term capital loss, and no deduction will be allowed to the Company for federal income tax purposes. The grant of an incentive stock option and the optionee's exercise of the incentive stock option will result in no federal income tax consequences to the Company.

     If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Company will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company.

Nonqualified Stock Options

     An optionee will not generally recognize any taxable income upon the grant of a nonqualified option because, under current Treasury regulations pursuant to
Section 83 of the Code, the fair market value of an option at the time it is granted is ordinarily not considered to be "readily ascertainable." However, upon exercise of a nonqualified option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. Upon the subsequent disposition of the Common Stock, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the Common Stock on the date of exercise. The optionee's holding period in the Common Stock, for capital gains and losses purposes, begins on the date of exercise.

     An optionee's tax basis in the shares received on exercise of a nonqualified option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes taxable income, provided the Company satisfies any applicable withholding tax obligation with respect to such income.

Closing Price of Common Stock

     The last reported sales price of a share of the Company's Common Stock on April 24, 1998 on The Nasdaq Stock Market(SM) was $22.625.

     The Board of Directors recommends a vote FOR the amendments to the 1991 Stock Option Plan as proposed. (Proposals No. 2 and No. 3 on the Proxy).

                    PROPOSAL NO. 4 - RATIFICATION OF AUDITORS

     The Audit Committee of the Board of Directors approved the retention of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1998. They have served as the Company's independent auditors since 1987. Representatives of Coopers & Lybrand L.L.P. will be available to answer questions and make statements at the Annual Meeting.

     The  Board  of  Directors   recommends  a  vote  FOR  ratification  of  the
appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1998 (Proposal No. 4 on the Proxy).

     If  the   appointment  is  not  ratified,   management  will  select  other
independent auditors. If the appointment is ratified, management reserves the right to appoint other independent auditors.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1997 Annual Report to Stockholders accompanies this Proxy Statement.

                             STOCKHOLDERS' PROPOSALS

     In the event that a stockholder desires to have a proposal formally considered at the 1999 Annual Stockholders' Meeting, and included in the Proxy
Statement for that meeting, the proposal must be received in writing by the Company's Secretary on or before January 1, 1999.

                                     GENERAL

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies will be borne by the Company. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

     Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR all of the aforementioned proposals.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company prior to the date of the Annual Meeting written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary of the Company prior to the date of the Annual Meeting a subsequent proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his shares of Common Stock in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Secretary of the Company, Michael J. Jeffries, Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724, in a manner designed to ensure that it is received by the Secretary prior to the date of the Annual Meeting.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the foregoing should arise at the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy.

     Please complete, sign and date the enclosed proxy, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

                                            By Order of the Board of Directors,




                                            MICHAEL J. JEFFRIES
                                            Secretary


Dated: May 4, 1998

                                 OSTEOTECH, INC.
                                      PROXY
                                  COMMON STOCK

                          ANNUAL MEETING: JUNE 4, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     Richard W. Bauer and Michael J. Jeffries, and each of them, to act as proxies with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, upon the following proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Stockholders of Osteotech, Inc. to be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 on Thursday, June 4, 1998 at 9:00 A.M. or any adjournment(s), postponement(s) or other delay(s) thereof (the "Annual Meeting"), all shares of common stock of Osteotech, Inc. to which the undersigned is entitled to vote at the Annual Meeting. The following proposals are more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

     UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

(Continued and to be dated and signed on the reverse side.)

                                                    OSTEOTECH, INC.
                                                    51 JAMES WAY
                                                    EATONTOWN, NJ  07724

1. To elect (6)     FOR all nominees       X      WITHHOLD AUTHORITY           X       EXCEPTIONS        X
   directors.       listed below                  for all nominees
                                                  listed below

     Nominees: Donald D. Johnston, Richard W. Bauer, Michael J. Jeffries, Kenneth P. Fallon, III, Stephen J. Sogin, Ph.D and John Phillip Kostuik, M.D., FRCS(C). (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions: ____________________________________________________________________


2. To approve an amendment to the Company's 1991 Stock Option Plan, as amended (the "Plan") to increase the number of shares of Common Stock reserved for issuance under the Plan by 818,624 shares to 2,813,765 shares.

      FOR     X              AGAINST     X          ABSTAIN     X


3. To approve an amendment to the Plan to conform the Plan to the current provisions of Rule 16b-3 under the Securities Exchange Act of 1934.

      FOR     X              AGAINST     X          ABSTAIN     X


4. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998.

      FOR     X              AGAINST     X          ABSTAIN     X


5.   To transact such other business as may properly come before the Annual
     Meeting.


                                  PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND
                                  THE ANNUAL MEETING IN PERSON.          X

                                  (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                  Please Date: _________________________________

                                  Sign Here: ___________________________________


                                  ______________________________________________
                                            Signature (if held jointly)


                                  ______________________________________________
                                  Capacity (Title or Authority, i.e., President, Partner, Executor, Trustee)

                                  Votes must be indicated
                                  in Black or Blue ink.                     X


PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY.